Exhibit 5.1

BRYAN CAVE LLP One Kansas City Place, 1200 Main Street, Suite 3800, Kansas City, MO 64105-2122
T:816 374 3200 F: 816 374 3300	bryancave.com

April 26, 2017	Bryan Cave LLP

A.S.V., LLC, to be converted into ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Michigan 55744

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to A.S.V., LLC, a Minnesota limited liability company, that will, prior to the consummation of the offering described below, be converted (the “Conversion”) into ASV Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement (as amended, the “Registration Statement”) on Form S-1 (File No. 333-216912) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale of shares of the Company’s common stock, par value $0.001 per share, including shares of common stock (the “Primary Shares”) to be issued and sold by the Company and shares of common stock (the “Secondary Shares”, and together with the Primary Shares, the “Shares”) to be sold by the equity holders of the Company (the “Selling Stockholders”). The Secondary Shares include shares of common stock that may be sold by the Selling Stockholders upon the exercise of the underwriters’ over-allotment option. The Shares are to be sold by the Company and the Selling Stockholders in accordance with an Underwriting Agreement to be entered into by and among the Company, the Selling Stockholders and Roth Capital Partners, LLC, as the representative of the underwriters (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection herewith, we have examined:

(1)	the Registration Statement; and

(2)	the form of the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Conversion of the Company and the form of Certificate of Conversion attached thereto pursuant to which the Conversion will be effected, the form of the Company’s Certificate of Incorporation to be in effect upon the Conversion and the form of the Company’s Bylaws to be in

April 26, 2017

effect upon the Conversion, in each case in the form filed as an exhibit to the Registration Statement, and such other limited liability company records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, at such times as the Shares are issued and sold, all of the documents referred to in this opinion letter will have been duly authorized by, duly executed and delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all such parties will be duly organized and validly existing and will have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, and assuming the Certificate of Conversion and the Certificate of Incorporation have been duly filed with the Secretary of State of the State of Delaware and the Conversion has been effected, we are of the opinion that:

(1)	assuming the due execution and delivery of the Underwriting Agreement by the Company and the underwriters named therein, and the receipt by the Company of all consideration in the manner contemplated by the Underwriting Agreement and the Registration Statement, the Primary Shares, when issued as contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable; and

(2)	the Secondary Shares will be validly issued, fully paid and non-assessable.

April 26, 2017

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP